Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
August 12, 2002	Nasdaq-ACTT

ACT TELECONFERENCING PROVIDES SHORT-TERM COMMENTS AND UPDATE

DENVER – ACT Teleconferencing, Inc. (Nasdaq National Market-ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today provided revenue comments and update following review of its second quarter results. Detailed results will be released on Wednesday August 14, 2002.

The company said that second quarter volume growth in its core audio and video businesses had been strong, but offset by a decline in Concert revenues.

Excluding revenues from Concert (the British Telecom/AT&T joint venture which has been closed), ACT revenues for the second quarter 2002 had grown by 45% over second quarter 2001. Furthermore, revenues on its new automated services platform had grown by 37% over second quarter 2001, while automated call volumes had grown sequentially quarter on quarter by 23% (92% if annualized and maintained at that growth rate).

Videoconferencing revenues also showed satisfactory growth, and the attended audio conferencing business grew sequentially quarter on quarter by 14% (or 56% if annualized and maintained at that growth rate).

Concert revenues declined by 84% over the previous year with a $700,000 revenue decline quarter over quarter reflecting the closure of Concert effective April 1, 2002. As a result of the decline in Concert business, net revenue growth for all services would be in the 9-10% range for the second quarter 2002 over second quarter 2001.

The Company also said it recently has been successful in winning several major bids and had commenced implementing a number of high-volume projects. The company said it would give further details on its conference call. One pilot project in particular will carry initial annual traffic of approximately 36 million automated minutes – or an additional 24% increase in overall annual audio conferencing volumes. Other important contractual developments also will be discussed at the conference call.

The Company said that with the exception of approximately $300,000, mainly in non-recurring items and severance charges for work-force reduction implemented in June, it was tracking closely to the financial model published earlier in the year. Fixed cash costs remained steady, while the ratio of variable costs to revenues improved slightly. Automated services were continuing to migrate to lower price points. The Company cautioned that bottom-line results would still be below analyst projections for the quarter, as these were based on faster revenue growth to offset the Concert decline.

The Company said it believed long-term shareholders will be satisfied with the overall progress which will be further discussed on the conference call on Wednesday August 14, 2002 at 2:15 MDST.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing, custom designed, managed services and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

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Contact: ACT Teleconferencing, Inc.
Liza Rygg, IR/Corporate Communications Manager
Ph: 303/235-9000 E-mail: lrygg@corp.acttel.com